AMENDMENT TO

JANUS DETROIT STREET TRUST

DISTRIBUTION AGREEMENT

THIS AMENDMENT is made this 24th day of October, 2016, between JANUS DETROIT STREET TRUST, a Delaware statutory trust (the “Fund”), and ALPS DISTRIBUTORS, INC., a Colorado Corporation (“ALPS”), regarding the Portfolios listed in Appendix A (each, a “Portfolio” and together, the “Portfolios”).

WITNESSETH:

WHEREAS, the Fund and ALPS, on behalf of the Portfolios, are parties to a Distribution Agreement dated February 10, 2016 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 22 of the Agreement, the Agreement may only be amended by the parties in writing. All material amendments to the Agreement must be approved by votes of both the Board of Trustees and a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act), voting in person at a meeting called for the purpose of voting on the Agreement; and

WHEREAS, Appendix A is hereby replaced with the attached Appendix A to reflect the addition of Janus Short Duration Income ETF and Janus SG Global Quality Income ETF.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.        The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

2.        This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

ALPS DISTRIBUTORS, INC.

By:

JANUS DETROIT STREET TRUST

By:
Michelle R. Rosenberg
Vice President, Chief Legal Counsel and Secretary

Revised: October 24, 2016

APPENDIX A

LIST OF PORTFOLIOS

Janus Small Cap Growth Alpha ETF	JSML
Janus Velocity Volatility Hedged Large Cap ETF	SPXH
Janus Velocity Tail Risk Hedged Large Cap ETF	TRSK
Janus Small/Mid Cap Growth Alpha ETF	JSMD
The Organics ETF	ORG
The Long-Term Care ETF	OLD
The Health and Fitness ETF	FIT
The Obesity ETF	SLIM
Janus Short Duration Income ETF	VNLA
Janus SG Global Quality Income ETF	SGQI